Exhibit 23.2




                          INDEPENDENT AUDITORS CONSENT


The Board of Directors
LeCroy Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-3144 and 333-91833) on Form S-8 and to the registration statements (Nos. 333-64848 and 333-43690) on Form S-3 of LeCroy Corporation of our report dated August 5, 2003, with respect to the consolidated balance sheet of LeCroy Corporation and subsidiaries as of June 30, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and the related financial statement schedule for the year ended June 30, 2003, which report appears in the June 30, 2003, annual report on Form 10-K of LeCroy Corporation.



/s/ KPMG LLP


Short Hills, New Jersey
September 17, 2003